===============================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -------------------
                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
             (Exact name of registrant as specified in its charter)

          Maryland                                         13-1890974
(State or other jurisdiction of        (I.R.S. Employer Identification Number)
 incorporation or organization)

     2 Paragon Drive, Montvale, New Jersey                        07645
     (Address of principal executive offices)                 (Zip Code)


                           2004 NON-EMPLOYEE DIRECTOR
                                COMPENSATION PLAN
                            (Full title of the plan)
                               -------------------

                           WILLIAM P. COSTANTINI, ESQ.
         Senior Vice President, General Counsel and Corporate Secretary
                 The Great Atlantic & Pacific Tea Company, Inc.
                                2 Paragon Drive,
                           Montvale, New Jersey 07645
                     (Name and address of agent for service)

                                 (201) 573-9700
          (Telephone number, including area code, of agent for service)

                              -------------------

                         CALCULATION OF REGISTRATION FEE





======================================================================================================================
Title of each                               Proposed maximum       Proposed maximum
class of securities        Amount to be      offering price        aggregate offering          Amount of
to be registered          registered (1)        per share                price            registration fee(2)
======================================================================================================================
Common Stock, Par              (1)                    (1)                $10,000,000              $1,267.00
Value $1 per share
======================================================================================================================





     (1) There are being registered hereunder such indeterminate principal amounts of shares of Common Stock as shall have an aggregate initial offering price not to exceed $10,000,000. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein and such indeterminate number of shares of Common Stock of the Registrant that may be issued in respect of stock splits, stock dividends and similar transactions.

(2) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act.

     ============================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS



     Item 1.      Plan Information*

     Item 2.      Registrant Information and Employee Plan Annual Information*

     * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

     Item 3.      Incorporation of Documents By Reference.

     The following documents have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are hereby incorporated by reference:

(a) the Registrant's Annual Report on Form 10-K for the year ended February 28, 2004;

(b) the Registrant's Definitive Proxy Statement on Schedule 14A, filed on May 27, 2004; and

(c) the description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form S-3 dated June 9, 1999, including any further amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been issued or which deregisters all securities then remaining unissued, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this registration statement.

     Item 4.      Description of Securities

     The description of the Registrant's Common Stock to be issued pursuant to this Registration Statement has been incorporated by reference into this Registration Statement as described in Item 3 of this Part II.

     Item 5.  Interests of Named Experts and Counsel.

     Not Applicable.

     Item 6.  Indemnification of Directors and Officers

     The Maryland General Corporation Law and the Articles of Restatement of the Certificate of Incorporation of The Great Atlantic & Pacific Tea Company, Inc. (the "Charter") provide for indemnification of directors and officers for liabilities and expenses incurred in defending actions brought against them in such capacities. The Registrant's Charter provides that the Registrant shall indemnify directors of the Registrant to the maximum extent now or hereafter permitted by law, and officers, employees and agents of the Registrant to the extent required by law and may, as authorized hereafter by the Board of Directors, provide further indemnification to officers, employees and agents of the Registrant to the maximum extent now or hereafter permitted by law.

     The Registrant maintains directors' and officers' liability insurance covering all directors and officers of the Registrant against claims arising out of the performance of their duties.

     Item 7.  Exemption From Registration Claimed.

     Not applicable.

     Item 8.  Exhibits

     The following exhibits are filed as a part of this Registration Statement:

               3.1 Articles of Incorporation of The Great Atlantic & Pacific Tea Company, Inc., as amended through July 1987 (incorporated herein by reference to Exhibit 3(a) to Form 10-K filed on May 27, 1988)

              3.2 By-Laws of The Great Atlantic & Pacific Tea Company, Inc., as amended through July 2, 2002 (incorporated herein by reference to Exhibit 3.2 to Form 10-K filed on July 5, 2002)

              5 Opinion of The Great Atlantic & Pacific Tea Company, Inc. regarding the legality of the securities being registered.

              23.1   Consent of PricewaterhouseCoopers LLP.

              23.2   Consent of The Great Atlantic & Pacific Tea Company, Inc.
                     - contained in the opinion filed as Exhibit 5.

              24    Powers of Attorney

              99.1  2004 Non-Employee Director Compensation Plan


     Item 9.  Undertakings

     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the
                  Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424
                  (b)(ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              Provided, however, That paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3 (ss.239.13 of this chapter), Form S-8 (ss.239.16b of this chapter) or Form F-3 (ss.239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montvale, State of New Jersey, on August 24, 2004.

                                          THE GREAT ATLANTIC & PACIFIC
                                          TEA COMPANY, INC.




                                         /s/_______________________________
                                         William P. Costantini, Senior Vice
                                         President, General Counsel & Secretary


         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints William P. Costantini and Kimberly Rosenthal or either of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitute or substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                                     TITLE


/s/                        Chairman of the Board, President and Chief Executive
--------------------       Officer and Director
Christian W. E. Haub


/s/                        Director
--------------------
John D. Barline


/s/                        Director
--------------------
Jens Juergen Boeckel


/s/                        Director
--------------------
Bobbie Gaunt


/s/                        Director
--------------------
Helga Haub


/s/                        Director
--------------------
Dan Kourkoumelis


/s/                        Director
--------------------
Edward Lewis


/s/                        Director
--------------------
Richard L. Nolan


/s/                        Director
---------------------
Maureen B. Tart-Bezer


/s/                        Senior Vice President, Chief Financial Officer
---------------------
Mitchell Goldstein


/s/                        Vice President and Corporate Controller
---------------------     (Principal Accounting Officer)
Brenda Galgano



         Pursuant to the requirements of the Securities Act, the plan administrator has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montvale, State of New Jersey, on August 24, 2004.


                                                 2004 NON-EMPLOYEE DIRECTOR
                                                 COMPENSATION PLAN





                                                 /s/______________________
                                                 Donald Montana
                                                Vice President-Human Resources

                                INDEX TO EXHIBITS

     Exhibit

              5 Opinion of The Great Atlantic & Pacific Tea Company, Inc. regarding legality of securities being registered.

              23.1   Consent of PricewaterhouseCoopers LLP.

              23.2   Consent of The Great Atlantic & Pacific Tea Company, Inc.
                     - contained in the opinion filed as Exhibit 5.

              24     Powers of Attorney*

              99.1   2004 Non-Employee Director Compensation Plan



     *included on the signature page to this registration statement

                                                       William P. Costantini
                          Senior Vice President, General Counsel & Secretary
                              The Great Atlantic & Pacific Tea Company, Inc.
                                                             2 Paragon Drive
                                                  Montvale, New Jersey 07645







                                                             August 24, 2004


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

         As the Senior Vice President, General Counsel and Secretary for The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to up to $10,000,000 aggregate principal amount of shares of the Company's Common Stock, $1.00 par value (the "Common Stock") which may be issued pursuant to the Company's 2004 Non-Employee Director Compensation Plan (the "Plan"), in connection herewith, I have examined, among other things, originals or copies, certified or otherwise identified to my satisfaction, of the Plan and such other documents as are deemed necessary or appropriate for the purpose of rendering this opinion.

         In my examination of documents, instruments and other papers, I have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to me as conformed, photostatic or other copies. I have also assumed the due authorization and adoption of the Plan and the due authorization and reservation for issuance of the Common Stock for future issuance thereunder. As to matters of fact, I have relied upon representations of officers of the Company.

         Based upon the foregoing, in my opinion the shares of Common Stock covered by the Registration Statement, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to said aforesaid Registration Statement. My consent to such reference does not constitute a consent pursuant to Section 7(a) of the Securities Act and in consenting to such reference I have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7(a) or under the rules and regulations of the Commission thereunder.

                                            Very truly yours,



                                            /s/ William P. Costantini

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated May 21, 2004, relating to the financial statements which appear in the Great Atlantic & Pacific Tea Company, Inc's Annual Report on Form 10-K for the year ended February 28, 2004.



/s/
PricewaterhouseCoopers LLP


Florham Park, NJ
August 25, 2004

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
                 ----------------------------------------------

            2004 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN (the "Plan")
            ---------------------------------------------------------
                            (Effective July 14, 2004)

                      I. Non-Employee Director Compensation
                      -------------------------------------

A. Establishment of Annual Compensation

Effective July 14, 2004, compensation amounts payable to Non-Employee Directors ("Directors") of The Great Atlantic & Pacific Tea Company, Inc. (the "Company") shall be established from time-to-time by the Board of Directors. Initially, such compensation shall take the form of a $32,000 annual retainer, plus a $1,000 attendance fee for each Board of Directors meeting attended and a $1,000 attendance fee for each Committee meeting attended, if substantial time or effort is involved. If two or more compensable meetings are held on the same day, the fee for all such additional meetings shall be limited to $500. The Company shall also pay the Chair of each Committee, except the Executive Committee Chair, an additional annual fee of $5,000. In addition, an annual grant of Company common stock equivalent to $45,000 shall be made to Directors. The amount of all Annual Compensation will be reported annually in the Proxy Statement.

B. Payment of Cash Compensation

1. Annual cash retainers and non-meeting fees shall be payable in monthly installments, with each installment payable as promptly as practicable following the last business day of the calendar month to which they apply. Such payments shall be pro-rated if Board service commences or terminates during a calendar year. Meeting fees shall be payable as promptly as practicable following the last business day of the calendar month to which they are earned.

C. Grants of Common Stock

1. The $45,000 grant of common stock shall be made on the first business day following the Annual Meeting of Stockholders, provided, however, that the first grant shall be delayed until the securities to be issued under this Plan are registered in accordance with the Securities Act of 1933.

2. The number of shares of the Company's $1.00 common stock (the "Common Stock") granted annually to each non-employee Director will be based on the closing price of the Common Stock on the New York Stock Exchange ("NYSE"), as reported in the Wall Street Journal ("WSJ") on the date of grant. Only whole shares will be granted; any remaining amounts will be paid in cash as promptly as practicable following the date of grant.

II. Deferral of Compensation

A. Deferral Elections

1. Prior to the last day of each Plan year (the "last day of each Plan year" being defined as the day prior to the Annual Meeting of Stockholders), each Director shall be permitted to make an irrevocable deferral election for the subsequent Plan year. Such deferral election shall specify (a) the percentage of the total cash compensation (retainers and fees); and/or, (b) the percentage of the $45,000 allocated for the grant of the Common Stock that the Director wishes to defer.

B. Deferral Media

1. At the Director's election, deferrals of cash compensation (retainers and fees) may be credited to an unfunded interest bearing 10-year U.S. Treasury bond equivalent account or may be credited to a Deferred Stock Unit ("DSU") account established for this purpose.

2. Deferral of amounts allocated for grants of Company common stock shall be credited to a DSU account established for this purpose.

C. Administration of Deferral Accounts

1. Deferrals of cash compensation will be credited to a U.S.
Treasury bond equivalent account and/or a DSU account, as per the Director's election, on a monthly basis. The number of DSUs credited to a DSU account each month will be based on the closing price of the Common Stock on the NYSE, as reported in the WSJ, on the first business day of that month. Only whole units will be credited; any remaining amounts will be carried in a cash sub-account until the balance therein is sufficient to buy one or more additional DSUs.

2. The number of DSUs credited to a Director's DSU account each year with respect to deferrals of amounts allocated for the annual grant of the Common Stock will be based on the closing price of the Common Stock on the NYSE, as reported in the WSJ, on the first business day following the Annual Meeting of Stockholders. Only whole units will be credited; any remaining amounts will be carried in a cash sub-account until the balance is sufficient to buy one or more additional DSUs.

3. DSU cash sub-accounts will be credited with any dividends paid. Any amounts in such DSU sub accounts will be used, when sufficient, to purchase additional whole units. Any amounts not sufficient to buy a whole unit will remain in the cash sub-account.

4. Interest will not be paid on monies held in any cash sub account.

5. If, as a result of a recapitalization of the Company, including any stock splits or dividends, the Company's Common Stock shall be changed into a greater or smaller number of shares, the number of DSUs credited to a Director's DSU account shall be appropriately adjusted on the same basis.

III. Distribution of Deferred Compensation

A. Vesting

Directors shall always be fully vested in their deferral accounts.

B. Distributions from U.S. Treasury bond equivalent accounts
The value of a U.S. Treasury bond equivalent account will be the sum of the credits and interest to the date of termination of the Director from the Board, except for termination due to death or disability, and will be paid as soon as practicable thereafter.

C. Distributions from DSU accounts

All credited DSUs held in a Director's account will be converted to the Common Stock as soon as practicable following the Director's termination from the Board, except for termination due to death or disability. Remaining amounts in the Director's cash sub-account will be distributed concurrently in cash.

D. Distributions as a result of death or disability

In the event that a Director's service on the Board terminates as a result of death or disability, the Director, or in the case of death, the beneficiary(s) designated by the Director (or failing such designation, the Director's estate), may elect to have any balance in a Director's U.S. Treasury bond account or DSU account on the date of the Director's death or disability: (i) converted to shares of the Common Stock as soon as practicable following the Director's death or disability; or, (ii) converted to cash and paid out in a lump sum as soon as practicable following the Director's death or disability. In the event of a Director's death subsequent to termination of his or her Board service, but prior to receiving all entitled distributions under the Plan, the beneficiary(s) designated by the Director (or failing such designation, the Director's estate), may elect to have any balance in a Director's U.S. Treasury bond account or DSU account: (i) converted to shares of the Common Stock as soon as practicable following the Director's death; or, (ii) converted to cash and paid out in a lump sum as soon as practicable following the Director's death.

IV. General Provisions

A. Former Directors Plans No further awards would be made under the 1994 Stock Option Plan for Non-Employee Directors. There will also be no further awards under the Directors' Deferred Payment Plan, adopted May 1, 1996, as a result of the adoption this Plan. Amounts previously credited to the Directors' Deferred Payment Plan will continue to be administered under the provisions of that plan.

B. Assignability+

No right to receive payment of deferred compensation or retirement awards shall, other than as provided for herein, be transferable or assignable by a participant except by will or laws of descent and distribution.

B. Amendment of the Plan
This Plan may be amended, suspended or terminated at any time by the Board of Directors of the Company. However, no amendment, suspension or termination of the Plan may, without the consent of a participant, alter or impair any of the rights previously granted under the Plan.

C. Plan Year
The Plan year shall be defined as a twelve month period beginning with the date of the Annual Meeting of Stockholders and ending the day prior to the following Annual Meeting of Stockholders.

D. Effective Date/Termination Date

This Plan is effective as of July 14, 2004, and shall terminate on July 13, 2014.